EXHIBIT 99.1

Vical and Astellas Announce Worldwide License Agreements for TransVax(TM) Cytomegalovirus Vaccine

Vical to Receive up to $130 Million in Upfront and Development Milestones Plus Double-digit Royalties
Vical to Conduct Conference Call and Webcast at 8:00 a.m. ET Friday

SAN DIEGO and TOKYO, July 14, 2011 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) and Astellas Pharma Inc. (TOKYO:4503) today announced that they have signed exclusive license agreements for the United States and for all territories in the rest of world outside the United States to develop and commercialize TransVax™, Vical's therapeutic vaccine designed to control cytomegalovirus (CMV) reactivation in transplant recipients. The companies expect to begin a multinational Phase 3 registration trial of TransVax™ in hematopoietic stem cell transplant (HSCT) recipients as well as a Phase 2 trial in solid organ transplant (SOT) recipients in the first half of 2012. The agreements will become effective subject to the expiration or termination of the applicable 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Under the agreements, Astellas will be responsible for further development and commercialization, including all costs. Vical has an option to co-promote TransVax™ in the United States. Vical will provide assistance to Astellas with TransVax™-related manufacturing, regulatory and certain development activities, for which Astellas will reimburse all of Vical's future costs, including personnel and external expenses. Vical will receive near-term payments of $35 million, including $25 million upon the effective date and $10 million upon finalization of the Phase 3 trial design. Vical potentially will receive up to $130 million in total upfront and milestone payments through commercial launch and double-digit royalties on net sales.

"We are very pleased to work with Vical on the development and commercialization of TransVax™ as Astellas is committed to reinforcing its vaccine business," said Yoshihiko Hatanaka, President and Chief Executive Officer of Astellas. "The impressive results from the TransVax™ Phase 2 trial provided evidence of safety, immunogenicity and efficacy in a highly challenging HSCT recipient patient population, and reinforce our confidence for future success. We are excited to advance this program toward commercialization to offer transplant recipients a vaccine option for potentially safe and effective control of CMV."

"We believe Astellas is ideally positioned to help us drive this key program toward its greatest potential success," said Vijay Samant, President and Chief Executive Officer of Vical. "Our first-in-class CMV vaccine would complement the existing Astellas franchise in the transplant market, a strategic focus area for Astellas. This program will bring together Astellas' substantial resources and strong commercial presence in key world markets, and Vical's development, regulatory and manufacturing expertise with DNA-based product candidates. We are excited to work with Astellas in advancing TransVax™ toward commercialization."

Conference Call

Vical will conduct a conference call and webcast on Friday, July 15, at 8:00 a.m. Eastern Time to discuss the TransVax™ agreements with invited analysts and institutional investors. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 457-2643 (preferred), or (888) 503-8163 (toll-free), and reference confirmation code 6648633. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 6648633. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About TransVax™

TransVax™ is a bivalent DNA vaccine containing plasmids (closed loops of DNA) encoding CMV pp65 and gB antigens for induction of both cellular and humoral immune responses. TransVax™ is formulated with a proprietary poloxamer-based delivery system. TransVax™ has received orphan drug designation in the United States for HSCT and SOT patients.

About CMV

CMV is a herpes virus that infects more than half of all adults in the United States by age 40, and is even more widespread in developing countries. While a healthy immune system typically protects an infected person against CMV disease, it rarely succeeds in eliminating the infection, and those whose immune systems are not fully functional are at high risk of CMV reactivation, potentially leading to severe illness or death. Those at greatest risk include transplant patients and infants born to mothers who first become infected during pregnancy. Vical is pursuing two different vaccine approaches for these distinct market segments: TransVax™ for the transplant market and CyMVectin™ for the congenital disease market.

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. Astellas has approximately 16,000 employees worldwide. The organization is committed to becoming a global category leader by rapidly establishing a business model in urology, immunology & infectious diseases, oncology, neuroscience, DM complications & metabolic diseases. For more information on Astellas Pharma Inc., please visit www.astellas.com/en.

The Astellas Pharma Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10000

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Vical's technologies, the TransVax™ CMV vaccine, as well as the company's focus, licensees, and independent and partnered product candidates. Risks and uncertainties include whether Vical, Astellas or others will continue development of TransVax™ or any other product candidates; whether the companies will begin a multinational Phase 3 registration trial of TransVax™ in HSCT recipients or a Phase 2 trial in SOT recipients in the first half of 2012, if at all; whether the Hart-Scott-Rodino waiting period will expire or terminate and the agreements will become effective within 30 days, if at all; whether Astellas will successfully develop and commercialize TransVax™; whether Vical will co-promote TransVax™ in the United States; whether Vical will provide assistance to Astellas with manufacturing, regulatory and certain development activities; whether Astellas will reimburse all, if any, of Vical's future TransVax™-related costs; whether Vical will receive all, if any, upfront payments, development milestones and royalties under the agreements; whether Phase 2 results will be predictive of results in any future studies; whether Vical or its licensees will seek or gain approval to market TransVax™ or any other DNA-based human vaccine or therapeutic product candidates; whether Vical or its licensees will succeed in marketing any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the companies' judgment as of the date of this release. The companies disclaim, however, any intent or obligation to update these forward-looking statements.

CONTACT: Vical Incorporated
         Alan R. Engbring
         +1-858-646-1127
         www.vical.com

         Astellas Pharma Inc.
         Corporate Communications
         +81-(3)-3244-3201
         www.astellas.com/en